Exhibit 99.1

FOR IMMEDIATE RELEASE

ANI Pharmaceuticals, Inc. Closes $316.25 Million Convertible Senior Notes Offering Including Full Exercise of Initial Purchasers’ Option to Purchase Additional Notes

PRINCETON, N.J., August 13, 2024 (GLOBE NEWSWIRE)—ANI Pharmaceuticals, Inc. (ANI or the Company) (Nasdaq: ANIP) today announced the closing of its offering of $316,250,000 aggregate principal amount of 2.25% convertible senior notes due 2029 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). In response to investor demand, ANI upsized the initial offering of $250,000,000 aggregate principal amount of notes to $275,000,000 and the initial purchasers fully exercised their option to purchase an additional $41,250,000 aggregate principal amount of the notes. The notes were issued pursuant to, and are governed by, an indenture, dated as of August 13, 2024, between the Company and U.S. Bank Trust Company, National Association, as trustee.

The net proceeds from the offering are approximately $306.8 million, after deducting the initial purchasers’ discounts and commissions but before deducting ANI’s estimated offering expenses. ANI intends to use approximately $40.6 million of the net proceeds to fund the cost of entering into the capped call transactions described below. ANI intends to use the remainder of the net proceeds from the offering, together with cash on hand, to repay in full ANI’s existing senior secured term loan facility. Substantially concurrently with repayment of the existing senior secured term loan facility, the commitments under the existing senior secured credit agreement (which includes the senior secured term loan facility and a revolving facility) were terminated and the Company entered into a new senior secured credit agreement consisting of a $325,000,000 delayed draw term loan facility and a $75,000,000 revolving facility.

In connection with the pricing of the notes and the exercise by the initial purchasers of their option to purchase additional notes, ANI entered into privately negotiated capped call transactions with certain financial institutions. The capped call transactions cover, subject to anti-dilution adjustments substantially similar to those applicable to the notes, the number of shares of ANI’s common stock underlying the notes.  The cap price of the capped call transactions is initially $114.02 per share, which represents a premium of 100% over the last reported sale price of ANI’s common stock of $57.01 per share on the date the notes offering was priced, and is subject to certain adjustments under the terms of the capped call transactions.  The capped call transactions are expected generally to reduce the potential dilution to ANI’s common stock upon any conversion of the notes and/or offset any potential cash payments ANI is required to make in excess of the principal amount of converted notes, as the case may be, upon conversion of the notes. If, however, the market price per share of ANI’s common stock, as measured under the terms of the capped call transactions, exceeds the cap price of the capped call transactions, there would nevertheless be dilution and/or there would not be an offset of such potential cash payments, in each case, to the extent that such market price exceeds the cap price of the capped call transactions.

The notes were only offered and sold to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act. The offer and sale of the notes and any shares of common stock issuable upon conversion of the notes have not been, and will not be, registered under the Securities Act or any other securities laws, and the notes and any such shares cannot be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes or any shares of common stock issuable upon conversion of the notes, nor will there be any sale of the notes or any such shares, in any state or other jurisdiction in which such offer, sale or solicitation would be unlawful.

About ANI Pharmaceuticals, Inc.

ANI Pharmaceuticals, Inc. (Nasdaq: ANIP) is a diversified biopharmaceutical company serving patients in need by developing, manufacturing, and marketing high-quality branded and generic prescription pharmaceutical products, including for diseases with high unmet medical need. ANI is focused on delivering sustainable growth by scaling up its Rare Disease business through its lead asset Purified Cortrophin® Gel, strengthening its Generics business with enhanced research and development capabilities, delivering innovation in Established Brands, and leveraging its U.S. based manufacturing footprint.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical facts contained herein, including, without limitation, statements regarding the effects of entering into the capped call transactions described above, are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, and other important factors that may cause ANI’s actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the risks and uncertainties related to market conditions and satisfaction of customary closing conditions related to the offering and risks relating to ANI’s business, including those described in periodic reports that ANI files from time to time with the SEC. ANI may not consummate the offering described in this press release and, if the offering is consummated, cannot provide any assurances regarding its ability to effectively apply the net proceeds as described above. Any risks and uncertainties could materially and adversely affect ANI’s results of operations, which would, in turn, have a significant and adverse impact on ANI’s stock price. Any forward-looking statements contained in this press release speak only as of the date hereof, and ANI specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

Investor Relations:

Lisa M. Wilson, In-Site Communications, Inc.

T: 212-452-2793

E: lwilson@insitecony.com